Exhibit 10.8.3
SECOND AMENDMENT
TO
THIRD AMENDMEND AND RESTATED LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT to Third Amendment and Restated Loan and Security Agreement (this “Amendment”) is entered into this 8th day of January, 2009, by and between Silicon Valley Bank (“Bank”) and Crossroads Systems (Texas), Inc., a Texas corporation (“Borrower”) whose address is 11000 North MoPac, Austin, Texas 78759.

Recitals

A.           Bank and Borrower have entered into that certain Third Amended and Restated Loan and Security Agreement dated as of December 31, 2007, as amended by that certain First Amendment to Loan and Security Agreement by and between Bank and Borrower dated as of February 11, 2008 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B.           Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.           Borrower has requested that Bank amend the Loan Agreement to (i) extend the Revolving Line Maturity Date, (ii) revise the interest rate, (iii) revise the financial covenants, and (iv) make certain other revisions to the Loan Agreement as more fully set forth herein.

D.           Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.           Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.           Amendments to Loan Agreement.

2.1           Section 2.3 (Payment of Interest on the Credit Extensions).  Section 2.3(a) is amended in its entirety and replaced with the following:

(a) Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the sum of (a) one and one half (1.50) percentage point, plus (b) the Prime Rate, decreasing to the sum of (x) one half (0.50) percentage point, plus (y) the Prime Rate at such times as Borrower maintains an average balance of at least $4,000,000 in its operating account with Bank for the previous 30 days, which interest shall be payable monthly in accordance with Section 2.3(f), below.

2.2           Section 6.7 (Financial Covenants).  Section 6.7(c) is amended in its entirety and replaced with the following:

Maximum EBITDA Loss.  Maintain, measured as of the last day of each fiscal quarter during the following periods, EBITDA losses not to exceed as follows:

Period	Maximum EBITDA Loss
Fiscal Quarter ending January 31, 2009	($2,800,000)
Fiscal Quarter ending April 30, 2009	($3,600,000)
Fiscal Quarter ending July 31, 2009	($2,800,000)
Fiscal Quarter ending October 31, 2009	($1,800,000)

2.3           Section 13 (Definitions).  The following terms and their respective definitions set forth in Section 13.1 are amended in their entirety and replaced with the following:

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) and minus (c) the outstanding principal balance of any Advances; provided, that so long as the difference between the aggregate amount of Borrower’s unrestricted cash on deposit with Bank and the aggregate amount of all Advances outstanding hereunder is greater than $1,000,000, the amount of Borrower’s $900,000 Letter of Credit issued as of the date hereof shall not reduce the Availability Amount as required by clause (b) above.

“Borrowing Base” is 80% of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may decrease the foregoing percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

“Revolving Line Maturity Date” is December 30, 2009.

2.4           Exhibit E – Conversion Terms.  Item 2 under the Exhibit E of the Loan Agreement is amended in part to state that at all times Borrower has a Quick Ratio of greater than or equal to 1.30 to 1.00, the Applicable Revolving Index Margin shall be one and one half (1.50) percentage points, and at all other times, the Applicable Revolver Index Margin shall be two and one quarter (2.25) percentage points.

2.5           Exhibit E – Conversion Terms.  Item 6 under the Exhibit E of the Loan Agreement is amended and restated in its entirety to read as follows:

Section 6.7 of the Loan Agreement shall be amended and restated in its entirety as follows:

Financial Covenants.  Borrower shall maintain at all times, to be tested as of the last day of each month, unless otherwise noted, a Tangible Net Worth of not less than $7,000,000, plus, as added at the end of each fiscal quarter, the sum of (a) fifty percent (50%) of the aggregate amount of all new equity or subordinated Indebtedness obtained during such quarter, plus (b) fifty percent (50%) of Borrower’s Net Income for such quarter.

3.           Limitation of Amendments.

3.1           The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2           This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.           Representations and Warranties.  To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1           Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2           Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3           The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4           The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5           The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6           The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7           This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.           Integration.  This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

6.           Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7.           Effectiveness.  This Amendment shall be deemed effective December 31, 2008 upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, and (b) Borrower’s payment of an amendment fee in an amount equal to $20,000.

[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK	BORROWER

Silicon Valley Bank	Crossroads Systems (Texas), Inc.

By: _/s/ Scott Downey	By: _/s/ Robert C. Sims
Name: Scott Downey	Name: Robert C. Sims
Title:	Title: President and CEO